Exhibit 99.1

PRESS RELEASE

Contact:

Patrick G. O’Brien

President and Chief Executive Officer

(724) 684-6800

FEDFIRST FINANCIAL CORPORATION

ANNOUNCES QUARTERLY CASH DIVIDEND

Monessen, Pennsylvania — August 29, 2012.  FedFirst Financial Corporation (Nasdaq “FFCO”) today announced that its Board of Directors has declared a quarterly cash dividend of $0.04 per outstanding share of common stock.  The dividend will be paid on or about September 28, 2012 to stockholders of record as of the close of business on September 14, 2012.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.